Exhibit 10.5

LOAN COMMITMENT

AND

PROMISSORY NOTE

Drax, Industries Inc., a Wyoming corporation ("Drax"), and Virgil Enriquez ("Enriquez"), hereby agree upon and enter into this Loan Commitment and Promissory Note pursuant to the following terms.

1.        Loan Commitment and Promissory Note.   Enriquez hereby commits to pay the expenses of Drax in connection with its business development, as and when incurred, up to and including Ninety-five Thousand Dollars ($95,000.00 or Maximum Commitment.)  Such expenses paid shall accrue to the outstanding principal balance of the Promissory Note stated herein (Principal Sum").  As of the date hereof, the Principal Sum is $0.

2.        Interest.  Interest on Principal Sum shall accrue simple interest at the rate of six percent (6%) per annum based on a 365 year ("Accrued Interest").

3.        Maturity.  The Principal Sum and Accrued Interest shall be due and payable on December 31, 2021.

4.        Prepayment. Drax may prepay the Principal Sum, in whole or in part at any time, and from time to time, without being required to pay any penalty or premium.

5.        Governing Law. This Agreement and Note shall be governed by the laws of the State of California.  All legal proceedings concerning this Agreement and Note shall be commenced in the Courts of the State of California or the courts of the United States of America for the State of California, (the "California Courts"). Drax and Enriquez hereby irrevocably submit to the exclusive jurisdiction of the California Courts for the adjudication of any dispute hereunder.

Dated: December 31, 2020	/s/ Virgil Enriquez
Virgil Enriquez

Dated: December 31, 2020	Drax By: /s/ Virgil Enriquez
Virgil Enriquez as President of
Drax, Industries Inc..